Exhibit 99.2

USA TRUCK ANNOUNCES CLOSING OF PUBLIC SECONDARY OFFERING AND FULL EXERCISE OF UNDERWRITERS’ OPTION

Van Buren, AR – May 20, 2015 – USA Truck, Inc. ("USA Truck") (NASDAQ: USAK), a leading capacity solutions provider headquartered in Van Buren, AR, announced today the closing of an underwritten public secondary offering of 2,000,000 shares of USA Truck's common stock by certain affiliates of Baker Street Capital Management, LLC and Stone House Capital Management, LLC (the "Selling Stockholders") at a price to the public of $20.00 per share.  The closing included the sale by the Selling Stockholders of 260,869 shares of common stock pursuant to the underwriters’ option to purchase additional shares.  The underwriters exercised this option in full on May 15, 2015.

Stephens Inc. served as the sole book-running manager for the offering and Cowen and Company, LLC served as lead manager. The shares were offered pursuant to an effective shelf registration statement.  The offering was made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from the offices of Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Prospectus Department, or by calling toll-free 1-800-643-9691. Electronic copies of the prospectus and the prospectus supplement are available on the Securities and Exchange Commission's website at www.sec.gov.

This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any offer, solicitation, or sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Scudder Law Firm, P.C., L.L.O. acted as legal counsel to USA Truck, Olshan Frome Wolosky LLP acted as legal counsel to Baker Street Capital Management, LLC and certain of its affiliates, Haynes and Boone, LLP acted as legal counsel to Stone House Capital Management, LLC and certain of its affiliates, and Faegre Baker Daniels LLP acted as legal counsel to the underwriters, in connection with the offering.

About USA Truck
USA Truck is a capacity solutions provider of transportation and logistics services that include truckload, dedicated contract carriage, intermodal and brokerage spot market throughout the continental United States, Mexico and Canada.

This press release and related information will be available to interested parties at our web site, www.usa-truck.com, under the "News Releases" tab of the "Investors" menu.

Company Contact
Michael Borrows, EVP & CFO
USA Truck, Inc.
(479) 471-3523
Michael.Borrows@usa-truck.com

Investor Relations Contact
Harriet Fried / Jody Burfening
LHA
(212) 838-3777
hfried@lhai.com

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